Exhibit 5.4

HARPER & ASSOCIATES, INC.
6815 MANHATTAN BLVD., STE 201
FORT WORTH, TX 76120
817-457-9555
F 817-457-9569

May1, 2013

To Whom It May Concern

As an independent engineering consultant, I hereby consent to the use of my report entitled "SEC Reserve Evaluation" located in Shackelford and Ward Counties, Texas as of December 31, 2012" dated May 1, 2013 and data extracted there from (and all references to my Firm) included in or made a part of this Form 10-K Annual Report to be filed on or about May 1, 2013.

Name:	G. Michael Harper
Title:	P.E., Consulting Engineer License Number 34481.

Signed:	/s/ G. Michael Harper
Fort Worth, Texas

G. Michael Harper

President